EXHIBIT 99.2

Compex Technologies Inc

Moderator: Sue Mueller/Dan Gladney

05/12/2004

Operator:	Ladies and gentlemen thank you for standing by. Welcome to the Compex Technology 2004, third fiscal quarter operating results conference call. Earlier today the company released its financial results for the quarter. If you have not received this news release or if you would like to be added to the company’s distribution list please e-mail investor relations at info@hawkassociates.com. During the presentation all participants will be in a listen only mode. Afterwards you will be invited to participate in a question and answer session. As a reminder this conference is being recorded. You can listen to the recording of this call through 11:00 pm EDT on May 26 by dialing 866-453-6660. And reference number 148173. Before we begin, we would like to state that comments made during this conference call will contain forward-looking statements that involve risks and uncertainties regarding Compex Technologies operations and future results. We invite you to review the company’s filings with the SEC including without limitations the company’s form 10K and form 10Q. Which identifies specific risk factors that may cause actual results or events to differ materially from those described in these forward-looking statements. That said, I would like to turn the call over to Mr. Dan Gladney, President and CEO.

Dan Gladney:	Thank you. Good afternoon everyone and thank you for joining us. My name is Dan Gladney and I am the President and CEO of Compex Technologies. With me are Scott Youngstrom, Vice President of Finance and our CFO. Welcome to our third fiscal quarter conference call.

At the conclusion of our prepared remarks we will be available to answer your questions. During the question and answer portion of the call, we will also have available, Marshall Masko our Vice President Marketing for the Compex and Slendertone consumer business, along with Mike Goodpaster our Vice President of Sales for our Rehabilicare medical business. Also available will be Tim Floeder our Vice President of Business Development and Wayne Chrystal our Vice President Manufacturing Operations.

As you know, the fair disclosure rules limit our ability to respond to material inquiries from investors or analysts of a non-public forum. So we encourage you to ask all questions of a material nature on this call. Also keep in mind that the SEC’s new GAAP Financial Measure Regulation limits the type of information we can provide to you. Now before I give the corporate update on the quarter, let me turn the call over to Scott Youngstrom for the financial reports. Scott?

Scott Youngstrom:	Thanks Dan and good afternoon everyone. Consolidated net revenue for our third fiscal quarter ended March 31, 2004 was $21.6 million, up 13 % from $19.1 million over prior year. Consolidated net revenue for the nine month period ended March 31, 2004 was $63.3 million, up 14 % from $55.6 million for the same period last year.

Increases in both our domestic medical business and our European consumer business accounted for almost all of the increase. However, the European consumer business increase was largely a result of favorable exchange rates.

U.S. revenue for the quarter was $13.4 million, up 11 % from prior year’s quarter of $12.1 million. This increase was primarily due to an increase in sales and rentals of medical devices, reflecting our ongoing expansion of our direct selling efforts to the physician markets. This is partially off set by a 1.5 % increase in our sales credit reserve as compared to our reserve percentage in comparable periods. This increase in credit reserve reflects a modest shift in our revenue mix from the higher reimbursement workers’ compensation in personal injuries segment to the group contract insurance segment.

Our European operations posted a revenue increase of 20 % for the quarter. Approximately 17 % was generated by a favorable impact of exchange rates, reflecting the strength of the euro versus the dollar. The acquisition of Filsport in Italy accounted for 12 % and revenue from the addition of Slendertone products contributed 4 % to our European revenue increase. This increase was partially off set by a 13 % decrease in sales of our Compex line of products. The actual number of Compex units sold are down 6 % when compared to prior year unit sales. Additionally the product mix shifted toward our newly introduced lower priced models. We recently introduced the “Energy” line of products targeted at the health and wellness markets, which is an entirely new market opportunity for us. The price points for this market are below our higher priced models for competitive athletes.

Consolidated revenue by product line during the quarter was roughly $4.4 million in rehabilitation products, $4.3 million in pain management products, $6.4 million in consumer products and $6.5 million in accessories and supplies. All revenue segments except accessories and supplies are above prior year amounts with consumer products reflecting the largest nominal increase. Our consumer product increase is primarily attributable to our Italian acquisition and Slendertone product sales in Europe. Revenue from accessories and supplies is below prior year amounts due primarily to the slow down of our European consumer business discussed above and the slight reduction in our average selling prices for our domestic medical supplies due to pricing competition.

Our gross profit was $14.5 million or 67.3 % of revenue during the quarter. This compares to gross profits of $13 million or 70.2 % a year ago. The overall decrease in margin percentage is primarily due to a decrease in our higher margin accessories and supplies as a percent of total revenue and lower average selling prices in Europe.

Going forward as our domestic consumer business becomes a greater percentage of revenue and as we enter the health and wellness markets in Europe, we anticipate gross profits will stabilize in the lower 60 % range.

Our quarterly selling, general and administrative expenses increased 22 percent to $13.0 million or 60.1 % of revenue from $10.6 million or 55.6 % of revenue a year ago. SG&A expenses associated with the July 2003 acquisition of Filsport and the marketing expenses for our new consumer products both domestically and in Europe contributed significantly to the increases in 2004. We have also increased the number of direct sales employees as of March 31, 2004 to 58 as compared with 40 in the same quarter a year ago. This reflects our commitment to a direct physician selling model. Additionally, foreign current exchange rates which effectively increased our expenses from our European operations contributed approximately 4 % of the increase of general and administrative expenses for the quarter. We have finalized contracts with several individuals who have expressed an interest in endorsing our products that requires specific payments as part of these expenditures. We will continue to devote substantial resources to marketing our consumer products during the remainder of fiscal 2004 and currently expect to increase our promotion and advertising expenditures for both Slendertone and Compex as these products require continuous marketing push. We will also incur additional administrative expenses as we work to complete the documentation of internal controls to meet the requirements of Sarbanes-Oxley. We started this process in the second fiscal quarter. As a result, we don’t expect SG&A expenditures to decrease during the remainder of the year.

R&D expenses increased 36 % to $780,000 from $572,000 in the third quarter of fiscal 2003. Approximately 16 % of this was due to the impact from the stronger euro. We anticipate that R&D spending will increase slightly in absolute dollars as we continue to pursue new complimentary products such as our new IFII medical device, our Energy and Body line of consumer products in Europe, and our Fitness Trainer model to be introduced in the domestic consumer markets. Our R&D spending will decrease as a percent of revenue in future periods as our quarterly revenue from consumer products increases.

Interest expense decreased 17 % to $81,000 from $97,000 in the third quarter of fiscal 2003. The decrease was due to repayments under our US credit facility. We anticipate reduced interest expense in coming quarters as long as our debt levels remain comparable to current levels. The provision from income taxes was unchanged to 40%. We believe that 40 % is a reasonable estimate of the effective rates for fiscal 2004 based on our most recent estimates of tax liabilities in the U.S. and in various European tax authorities.

Our net income for the quarter decreased to $429,000 or $.03 per share from $1,355,000 or $.12 per share. For the nine months ended March 31, 2004, net income decreased to $2,011,000 or $.16 per share from $3,285,000 or $.30 per share during the same fiscal period in 2003. Our revenue shortfall in Europe and our spending on domestic consumer marketing were the primary factors.

Moving to our liquidity in capital resources: Our earning cash balance was $2.1 million down from $2.9 million at the end of last quarter. This is primarily due to a pay down in our debt facilities. Net receivables increased by approximately $600,000 during the quarter, while the reserve increased by slightly over $500,000. Day sales outstanding are slightly over the prior quarter, due primarily to the lower revenues in Europe. The reserve as a percent of receivables is comparable to prior quarter, however, as our domestic consumer business grows we anticipate reserve will decrease as a percent of our receivables.

Our inventory levels are comparable to prior quarters and are up as compared to prior year due to acquisitions and our Slendertone distribution agreement. As a part of our private placement of one million shares back in November of 2003, the investors also had an additional right to purchase up to 250,000 shares of common stock at $9.3526 per share. The additional rights were exercised in full and the net proceeds were approximately $2.3 million, a majority of the proceeds were used to reduce borrowings under the credit facilities. With that I would like to turn the call back over to Dan.

Dan Gladney:	Thank you Scott. This quarter did not meet our financial expectations. But the bright spot was our U.S. medical products business. One-half of our growth came organically with the other half coming from our BMR Neurotech acquisition. But as you now know, we missed our bottom line goal for the quarter due primarily to lower than expected consumer product sales in Europe and the U.S. We also were impacted by expenses associated with the production and advertising of our consumer product launches much of which occurred in late March.

In our February conference call, we said, we would reduce spending to protect the bottom line, if consumer product sales did not reach our revenue goals. We expected revenues of $6 million to $8 million on new products and spending about the same in marketing of these products. In order to achieve retail sales success, it is essential to invest in advertising and promotion. We anticipate finishing the year with approximately $2.5 million to $3 million in worldwide revenue of our new consumer product lines, however, our marketing expenditures will be approximately $4 million to $4.5 million.

We have now made a strategic decision to support the retail sales of our consumer products which will adversely impact our bottom line until we land retail distribution to offset our expanded promotion and advertising plans. Although several months behind our plan, we signed the Duchess of York in mid- February. We have just finished shooting TV commercials in which she endorses our consumer products. We expect this to greatly strengthen our continued pursuit of retail distribution.

In the mean time our consumer business in the US has seen a very modest, but steady improvement in sales. Many of you will remember that we began actively promoting the Slendertone line in October 2003, received favorable publicity in December of 2003 and January of 2004 in two fitness magazine articles, and obtained very favorable results from a sports study conducted at the University of Wisconsin-La Crosse in January of 2004. We feel we still have to overcome what could be viewed as a “negative image” for abdominal belt products and we don’t expect to generate substantial sales of these products until we have secured sales arrangements with major retail chains. We believe the initiative will be helped by our TV campaign featuring the Duchess of York, scheduled to begin airing later this month.

As Scott mentioned the stronger euro, which effectively increased our European revenue, also increased our European expenses. In Europe we are addressing the revenue shortfall with a multifaceted plan: 1) Resources - new successful experienced managers have been recruited at the country manager level in Germany, France and Italy. We also added a new position, executive sales director of Europe, focused entirely on implementation of the sales strategy. 2) New products - we are in the process of launching the Energy and the Body products. The Body product allow us to enter a new larger market opportunity, the “Body” is a women’s health and wellness product designed to firm and massage muscle tissue and offers pain management programs. This will be positioned in new distribution channels including cosmetic stores and pharmacies. The “Energy” product replaces three older models and will deliver higher gross margins. 3) New Advertising Campaign - specifically direct TV oriented marketing, positioning lower cost fitness EMS devices that will attract a broader market audience in the fitness sector. We will continue to devote substantial resources to European marketing of both Slendertone and Compex over the next several months as these products require a continuous marketing push.

In our last quarter call, we indicated to you that we were still in the process of evaluating our performance with (QVC) in the United States. At that time we told you that the sales in the initial December airing had been strong and that we were awaiting the final return rate projection as well as make up schedule for the next airing date originally promised in January. Let me provide you with the recent update. We will not be progressing at this time with (QVC), as we had originally expected. While initial sales were successful, and higher than initial expectations, the return rates were also higher than expected. Since that time, we have approached another major television shopping network to represent our Slendertone line.

Thus I am pleased to announce the Compex will be proceeding the television shopping front with the Home Shopping Network (HSN). HSN has given us a firm initial air date this summer for five shows that we are now planning for. These airings are contingent upon completing some basic documentation for HSN. HSN will lead with our premier feature driven products: the Slendertone Flex, Ab belt and the Slendertone Bottom and Thighs shorts; initially starting with Flex Ab Belt. As we get closer to the actual air date, we will notify you via our website.

Our previous test airings taught us several good things we will be incorporating into the new relationship with HSN, including: our products need slightly longer initial show times than just a seven to eight minute introductory test airing to fully educate viewers and not just the product benefits, but also how it works and how to set it up, our products need to be sold in a more friendly fitness oriented venue and not sandwiched in between jewelry and crafts, so we reach fewer impulse buyers and more fitness oriented buyers, and we recognize the need to educate the customer a bit more regarding electrode usage both in terms of setting up their device and replacing electrodes after 30 days.

Michael George, a personal trainer to many top name celebrities and now featured on ABC’s Extreme Makeover Show as the fitness expert, will be our guest host for the Slendertone line on HSN. He has strong television experience and is telegenetic. He has been assigned a training date and we are now in the mist of planning for this initial airing.

We are excited and optimistic about the HSN relationship, because HSN is recognized as the most successful television shopping venue for fitness products and because the organization and collaboration and working with HSN has been so strong and forward looking.

Retail distribution for our consumer line of products continues to make good headway. As mentioned earlier, we have completed filming of our new television spots for our spokesperson, Sarah Ferguson, the Duchess of York. The commercials will begin to air later this month. I should note that the air dates are contingent upon the Duchess’ final sign off in the commercials, we feel confident that she will do this in a timely manner. We believe the new TV spots are strong and compelling. We have presented key pieces of this new advertising campaign to key retailers and this has significantly helped in increasing retailer interest and taking on the product line. Since our last call, we began shipping product in March to Walgreens.com and we have featured a link to their website from our corporate site. Sales results to date have been positive. On another front, we are pleased to announce that we are now preparing to begin a 10 store test with the Sports Authority, one of the leading sports retail chains in the United States. We will begin that later this quarter. We likely will not have results for you on this in our next quarterly call, since we will still be somewhat early into the test period. In addition to the Sports Authority, our marketing efforts continue to make positive headway with other potential retailers as well.

The Compex Sport product has made solid gains in the Pro Team ranks over the past quarter and this is important because they are the opinion leaders who influence sales in the broader retail market. Four major league baseball teams have now incorporated Compex sport into their training programs and are using it with their top level athletes. The Minnesota Twins have completed an endorsement agreement whereby they are now endorsing Compex Sport.

Importantly, four of the Minnesota Twins top pitchers have purchased units and are using the product to assist with their training and their recovery. We are now starting to see individual players place orders for Compex units from different teams. We are in the process of expanding our presence in the NFL and NBA with targeted programs. To help with the NFL, Compex has signed Mike Morris, former Minnesota Vikings player, and Strength and Conditioning Consultant, who will help to improve penetration of Compex with teams and individual athletes.

Compex’ points of retail distribution is essentially constant versus our last call; we are now focusing on building the sales network to service and train these customers prior to further expansions. Micro-teams, which replicate our successful European market introductions, are being staffed and trained to help demonstrate the product at retail and begin to increase retail sell through.

On the product front, we introduced a second Compex model, the Compex Fitness Trainer, at the IHRSA Club Industry show in late March. It has FDA sales clearance and is aimed at general fitness enthusiast; it will initially be sold into health clubs. The Fitness Trainer will begin to ship early this summer and its lower price point should help to further expand the target sales audience for the Compex devices in the United States.

In closing, our quarter did not meet our expectations. However, in our medical division, we continue to see positive results in our physician selling model. We are finalizing our commercial segments with Sarah Ferguson, the Duchess of York, and we plan to begin TV advertising here in the very near future. We are making headway into the consumer distribution chain with HSN, Sports Authority and Walgreens.com. Europe is introducing a new, exciting line of health and beauty products that we feel will launch us into a larger market opportunity. In Europe, we have strengthened management, launched new products that are opening new markets, and expanded our marketing strategy to include direct TV advertising.

We also recently elected Jack Smith to the Board of Directors. Jack brings a highly valuable perspective of marketing consumer sports and fitness products and has significant industry knowledge and many contacts in the retail industry.

As mentioned earlier we are pressing forward with our consumer advertising campaign and we feel we have the ingredients in place to generate significant retail sales. At this point our annual guidance is $85 million to $87 million. For the final quarter we now expect earnings per share to be in the range of $.06 to $.09 per share.

We are now ready to take your questions. Remember we have our complete management team available here to answer your questions. Please ask no more than one question and one follow up, so we can get through as many questions as possible. Operator, we are ready to open the call for questions.

Operator:	Thank you. Ladies and gentlemen if you wish to register a question for today’s question and answer session, you will need to press the “1” on your telephone. If your question has been answered and you wish to withdraw your request please do so by pressing the “9” key on your telephone. If you are using a speakerphone, please pick up your handset before entering your request. One moment please for our first question. Thank you. Our first question comes from Patrick Donohue from North Land Securities. Mr. Donohue your line is now open.

Patrick Donohue:	Thank you. Good afternoon. You have mentioned that you have slight reductions in your selling price due to competition in Europe, can you explain that, who is emerging? Are they coming out with lower price point devices? What are you seeing?

Dan Gladney:	Well, actually what we are seeing is a change in mix, our high end price products which are — (indiscernible) in the past been very successful in the — with where the elite athlete is involved. What we are beginning to see is a heavy advertising; TV advertising campaign by what we call two channel devices that are sold to compete with Compex, it might not have anywhere near all the training regimens, but they tend to be more fitness oriented. So this is bringing people who don’t buy it on TV might go on to store and see ours and because we have the strongest retail space in the stores and they will buy a mid range product versus buying a high end product. So, you know, what we are seeing is the average selling price is dropping, the units are down slightly about 6 percent. But we are seeing the unit average selling price dropping from the high end to the low end. The second thing we are seeing is still a fairly strong campaign on the low cost Ab Belts in Europe. Those low cost Ab Belts typically sell for about what would be may be 50 euro or, you know, somewhere in the neighborhood of about $60. And that’s also driving the (ASPs) down in Europe.

Patrick Donohue:	Okay. And what is the price point of the new Energy line and then also what is the price point that you would be launching with the Compex fitness?

Dan Gladney:	Sure. The new Energy line, first of all, replaces three of our mid range products and that price point will be at $399. So we are seeing the prices in the mid-range is not really going down, we are going to keep that $399. But, by launching the Energy, what we did is we improved our gross margins, because the cost to make that product is lower. So we will have better gross margins there. Now the Body product, which is going to be positioned as the women’s product, will not be sold in these sports stores where other products are sold, but rather in cosmetics and in some pharmacies that will be positioned at $299.

Patrick Donohue:	Okay. And the last piece Dan on the Compex Fitness?

Dan Gladney:	The Compex Fitness is $399.

Patrick Donohue:	Okay. So that — okay.

Scott Youngstrom:	Patrick this is Scott. The fitness here in the US is $399, that’s in US dollars, the other two Dan referred to the Energy and the Body were in euros.

Patrick Donohue:	Okay.

Patrick Donohue:	Okay. Thank you.

Operator:	Thank you. Our next question comes from Craig Pieringer from Wells Capital Management. Mr. Pieringer your line is now open.

Craig Pieringer:	Hello Dan. Hello Scott. — Marshall. (Absent) from your discussion was — unless I missed it was progress among the main line retailers. In the past conference call there has been mention of a couple of those target and not (indiscernible) as being a possibility. But along those lines can you update us the progress on those sorts of mass retailers?

Dan Gladney:	Sure, I will let Marshall address you on that. Go ahead Marshall.

Marshall Masko:	Yes, Craig. Well, we are seeing very good progress on that front. I think what we will see is that probably the two — that we have talked to you that we will shortly be in which are HSN and the Sports Authority. Again, those tests and initiations are beginning very shortly. We have got two more that we are quite confident about and that we have been told that we will be getting P.O.’s from shortly. But we are not yet ready to announce them, since we don’t have a P.O. We don’t want to do anything to announce that since we don’t actually have that in hand. But they are significant retailers. In addition to that, there are approximately seven other accounts on the retail front that I would say that we think we have a good shot with and that there have been very favorable comments made about the products and that we are still in the process of working for. These accounts are not yet near the P.O. stage. But we think that we will have a shot at probably one or two these as well. So I think and I’m hopeful and optimistic, that by this time next quarter, we will be able to report another one or two good size retailers on board with the Slendertone program and that we will also have some significant sales with them to add on under our belt as well.

Craig Pieringer:	And my follow up question. Do you see increase in consumer advertising, is that — was that (indiscernible) on some request from a mass retailer to add to your consumer advertising in order to secure their accounts?

Marshall Masko:	Not really, actually it’s more of the opposite. We are using the advertising to actually help the retailers to take the products on and to make the overall program more enticing. And we really have seen and having presented this as part of the marketing program that it’s open a number of doors for us to retail and that they have been very excited for us and that they now see that in fact that we are making both the consorted effort from a marketing standpoint. A couple of them have actually said she is a great person for you to have as a spokesperson, because she really gives your product line a lot of credibility and that’s (indiscernible) their interest and that’s what’s helped us get over the hurdle at a couple of these retailers who before were more on the (fence) liked the concept, but just were a little bit less (sure).

Craig Pieringer:	So in other words, it is was your decision to beef up consumer advertising, not some requests of retailer?

Marshall Masko:	Oh, yes, it was our decision and we really believe that, that the celebrity would help few — one of those additional marketing elements that would really make the previous — - some of the previous taints that existed with this category go away and really give us not only a new look, but really separate us from those products that in fact were spurious and didn’t work. We really believe that we needed a quality marketing presentation at all levels and that the celebrity was one of the linchpins that helped to complete that circle.

Craig Pieringer:	Okay, that’s my allocated questions, I think I will see you in Minneapolis tomorrow.

Marshall Masko:	Yes.

Craig Pieringer:	Thanks.

Operator:	Thank you Mr. Pieringer. Our next question comes from Greg McKinley from Dougherty. Mr. McKinley your line is now open.

Greg McKinley:	Thanks. Scott, could you just walk-through again what the different growth drivers were in the European business, what the different component parts were and how that added up to the growth that you experienced?

Scott Youngstrom:	Yeah, no problem. Total growth rate was 20 % for the quarter —

Greg McKinley:	Yeah.

Scott Youngstrom:	— 17 % was (indiscernible) —

Greg McKinley:	Yeah.

Scott Youngstrom:	— 12 % was due to the acquisition of Filsport back in July of 2003.

Greg McKinley:	Okay.

Scott Youngstrom:	And what that has to do with is we are now making the margin that they previously had as a distributor.

Greg McKinley:	Sure.

Scott Youngstrom:	(We factored) that in the increase due to Slendertone sales was approximately 4%.

Greg McKinley:	Okay.

Scott Youngstrom:	And then this was off set by a 13 % decrease in the Compex line. So 12 plus 4 plus 17 and then minus 13 should get you to 20.

Greg McKinley:	Okay. And with total units, I mean, is it fair to say with what happened, there was a 13 % decline in Compex that you are seeing some sort of mix up from your high price point product into this new energy product and how can we or what sort of actions do you have planned in place for this quarter and in the near term to sort of alleviate that pricing pressure that seems to have occurred just within your product line?

Dan Gladney:	Sure, this is Dan. Well, first of all the shift isn’t to Energy, we just launched Energy in the last 30 days.

Greg McKinley:	Okay.

Dan Gladney:	The shift has been happening all year as I talked about at the last conference call, sales have been flattened slightly below in Europe. We have been seeing this shift and what we think is going on is, first of all, that there is not necessarily more competitors, but the competitors we do have are promoting fairly heavily products that are priced at about what our mid range price would be. So in the past, you know, we were in the neighborhood of, you know, a much stronger percentage of our products were bought at the high price level, we offer seven different products in Europe. And what we have seen this year is the shift more towards the mid range level for these folks that might see TV advertising for low cost device may come into a store, not buy that on TV, but come into a store and see our products on the shelf and they will buy the mid range of the seven that are offered. So the way that we are addressing it, is by launching first of all those who want to buy a mid range, that’s okay, but we needed to improve our gross margins. So what we are doing is we have launched the energy product over the last 30 days which has substantially better gross margins, number one. Number two, we also launched earlier this year, a new high end product to significantly improve the performance of the high end product and put distance between mid range and high end and that was called our Muscle Intelligence product or MI product.

Greg McKinley:	Okay.

Dan Gladney:	And that product — even though there is not a lot of units that are selling, because it’s such a high price, it does represent somewhere in the range of 30 % or better of our total revenue of those products. So those are the two things we are doing. The other thing we are doing of course is by launching the Body product, which is a women’s product, it puts us into a whole new market category, women’s health products, and allows us to position that on shelves of retailers that we have never been in before such as —

Greg McKinley:	Uh-huh.

Dan Gladney:	— cosmetic retailers, possibly some pharmacies as well.

Greg McKinley:	Okay. And then within your domestic medical business, year-over-year growth on the top line of about 11 % and I think you said about half of that was acquisition driven with BMR Neurotech, the other half being really organic growth from the expansion of your drug sales force, how does the organic component of that compare relative to your expectations?

Dan Gladney:	I mean it’s right on with what we are expecting Greg. Again one thing you have to factor in there is we have to increase the sales credit reserve by 1.5 percent than what we had over the prior periods. So that (indiscernible), you know, kind of the organic growth down by (0.5) that we have had in the past, but — so this was right on with what we expected, the whole medical group is doing pretty much right on our expectations for the quarter and for year-to-date.

Greg McKinley:	Thank you.

Operator:	Excuse me, thank you Mr. McKinley. Our next question comes from Van Brady from Presidio Management. Mr. Brady your line is now open.

Van Brady:	Yeah, thank you. I have a question regarding the figures you gave us earlier on, I think you said that the — in 2004 you did $2.5 million in new consumer products and that would be off set by $4 million in expenses and I am kind of new with the company, was that a $2.5 million, is that your forecast for the full fiscal year for Slendertone or is that to date or —?

Scott Youngstrom:	Well, what that is, that’s our forecast on how we will finish the year which ends in — at the end of June and a couple of months from now. And that’s for Slendertone and our new Compex Sport here in the United States. So that would be Slendertone in worldwide and Compex Sport here in the United States. Now the reason I — that we haven’t given that information before (indiscernible) that we expected to do between 6 and 8 million, that was at the beginning of our fiscal year, but then again at that time we had planned on having our celebrity on board and doing TV commercials on board in the October-November time frame doing TV commercials possibly around Christmas. We think the celebrity is a key ingredient to this thing launching and being successful. It took us a while to negotiate those agreements, to get her signed up, until February. We didn’t actually get to her to film the commercials until the April time frame and they won’t be on the air until, you know, the end of May. So we really launched about a quarter and a half, two.

Van Brady:	I understand that. How much of it was Slendertone’s opposed to Compex Sport?

Scott Youngstrom:	Okay. Well, we don’t break that out, we haven’t given that in guidance.

Van Brady:	Okay. Now you said that marketing expenses for these two new products were $4.4 million?

Dan Gladney:	Yes, it will be, yeah.

Scott Youngstrom:	Will be, yes.

Van Brady:	And you also said that —

Scott Youngstrom:	(Worldwide).

Van Brady:	— that the SG&A would not — will not go down from the $13 7 or $13 million that you spent to date in the quarter. Could you give us a feel for just what that might look like going ahead particularly since I am sure a pretty good jump (indiscernible) the production expenses, however, we don’t have any airing expenses going forward. So could you kind of give us a feel for what the promotional expenses for — well, let’s just make it for Slendertone if you (indiscernible) give us those figures, I imagine that will far outweigh what you are doing on Compex Sport?

Scott Youngstrom:	4.5 is for the year.

Dan Gladney:	Yeah, the $4 to $4.5 million is for the entire year.

Scott Youngstrom:	Fiscal year.

Male Speaker:	Yeah, I am sorry, ending in June. SG&A expenses will increase a little bit in the fourth quarter but there is kind of a swap you touched on two points, the production cost that we incurred in the third quarter, a majority of that will be replaced by the airing of the TV shows. So there is a kind of a give and take there and hopefully, you know, in this last quarter, it just depends on how quickly the airings and how successful some of our testing is in some of those sales and marketing, am I close?

Male Speaker:	You are exactly right.

Van Brady:	Okay.

Marshall Masko:	You are exactly right. It will be predominantly television that will be on Slendertone, our primary expenditure over the balance of this year and it would also be our intention that as we head into our fiscal year, which starts on July 1 that we would be continuing strong television, to try and build awareness for the product, so that as it moves into retail, but there is steady consumer (polls) and our hope obviously being that it really ignites in a very big way, later this fall and into this next winter selling season.

Van Brady:	And what will be the (delta) be for between the fourth quarter and what say the September and December quarter might be?

Scott Youngstrom:	Well, (delta) in terms of what? You mean, in terms of volume?

Van Brady:	Volume, you are going to be spending a lot of money on drug TV advertising and I don’t know how that’s going to compare with what you spend before, is this going to ramp up rather rapidly or you maintain a — well you said, you didn’t increase it in the fourth quarter. Let’s say, it went to 13-5, would you expect kind of a steady rate there after or spending an increasing amounts on TV advertising?

Scott Youngstrom:	Well, I would tell you that first of all we don’t give out specific numbers. But we would anticipate that we would continue to ramp up spending as we see additional retailers taking the product on to continue in supporting us. But with some of the things that we have in the funnel of — you know, we believe that this is right investment to make it this time, given what we see as the potential.

Van Brady:	Well, what risk do you think the investor runs and you are obviously going to have to commit to certain TV spots to get the time you need. So you are going to spend a — probably a forecast (indiscernible) for a given quarter and —?

Marshall Masko:	Well, one of the things that we can do is —.

Van Brady:	If you don’t get the sales obviously, there is a big penalty to earnings. So what — how are we to gauge —?

Marshall Masko:	Well, most of the television that we are buying — most of it, not all of it. But most of that will be direct response television. And if for some reason we ran into a glitch, that can be a pull back relatively quickly. Because you essentially pay for that as you go along. And you are not — unlike network advertising, you are not committing weeks and months ahead of time to big block the television that you either have to sell off at higher sale prices or maybe can’t get out of. Now, we are looking at adding a little bit of, what I would call local market network affiliate prime time broadcast television here and there. And those spots will be a little bit less flexible. But again that’s going to be a small percentage of our advertising buying. So I would tell you that we could be flexible in terms of the media that we are buying that we won’t have huge commitments, so we can’t back up with sales.

Van Brady:	Yeah, okay. Very good, thank you.

Operator:	Thank you. Our next question comes from Clint Morrison from Piper Jaffrey. Mr. Morrison, your line is now open.

Clint Morrison:	Thanks. Just kind of a follow-up on the last one. Can you just give us some sort of sense of — so to look out over — you know, kind of June and July. Are we talking like — you know, a handful of spots we are going to run or dozens or something to give us a sense as to how much presence you are going to have on TV?

Marshall Masko:	Yeah, I can tell you. It will actually be quite a significant presence. It will be somewhere in the neighborhood of double of what we have just been doing over the past few weeks and that was double what we did in the previous months. I do have a list of some of the networks and broadcast stations that will be on. I can assure that with you or if the schedule gets a little bit firmer, I can give you some specific dates. Now, remember a lot of what we buying is direct response television. And so because we are doing that, we are getting it for about between a third and a fifth of what it would cost if you were buying it off the rate card. So we are getting incredibly great rates. The down side for that is that you don’t get to pick the exact show and the exact timing errors that you are given a window. So much of what we will be spending will still be in that window format. But we are essentially buying a television in four major cities. Chicago, Los Angeles, Minneapolis, and Indianapolis to test how effective more of a broadcast overly might be on top of that. So I would just tell you that our program lineup will be fairly aggressive and we will include network such as Fox News, Fox Sports, the Life Time Channel, The History channel, The Discovery Channel, Animal Planet, Report Television, Bravo, Biographies, the TV guide channel, and travel as well as the local network affiliates (indiscernible) in Chicago, Los Angeles, Indianapolis and Minneapolis.

Clint Morrison:	Okay. So it sounds like there would be — yeah, many opportunities to see in Minneapolis.

Marshall Masko:	I think there will be, yes. And as we get to the affiliate portions completely firmed up and have a specific dates and times, we will put the on our website so that you can see that.

Clint Morrison:	Okay. And on the compact side, can you give us a sense kind of how many outlets that’s actually in and did I hear you correctly that, that number is really not going to change this quarter?

Marshall Masko:	That’s right. We are essentially in about the same number of outlets that we were in before.

Clint Morrison:	And that’s about a couple, dozen or something?

Marshall Masko:	No, it’s more than that. Nationally it’s probably in the neighborhood of about 75.

Clint Morrison:	Oh okay.

Marshall Masko:	But — you know, obviously 75 is not huge critical mass — you know, everywhere. We have got pockets of distribution that were stronger and it’s — we are essentially doing as we are taking a local market approach to Compex and we are — we have chosen three markets and I think, if you don’t mind, I won’t mention what they are at this point other than say, Minneapolis is one of them obviously because it’s our backyard. And what we are basically doing is, we are putting the micro teams in place that Dan mentioned in his script which is essentially people who will be sort of freelance consultants, mostly personal trainers with physiology and sports background. These people will be educated and trained on the Compex products and they will be send around typically in Pairs to the most promising retailers to do demonstrations of the product during the weekend. This replicates what has been done in Europe and that’s where they sell a huge proportion of their — of their sales over there. And that’s what we are getting in the process, I shouldn’t say, getting in the process, we are in the process of doing that right now in terms of hiring people and putting that programs in place.

Clint Morrison:	Okay. And then — and just kind of finally those new products that we are talking about. Those are all European, all right, we don’t have any additional sort of FDA clearance to be marketing new priced Compex products in the US?

Marshall Masko:	Well actually, there is really three new products. One is the Body and the other is the Energy and those are both European at this point, products only.

Clint Morrison:	Yeah.

Marshall Masko:	And then the third one is the Compex Fitness Trainer and that we have already received and that’s for the US and we have already received FDA clearance to sell that product.

Clint Morrison:	Okay. So that will be in those 70 odd retail locations or you will roll that out on the US side?

Marshall Masko:	Yes, we will be and some of those.

Clint Morrison:	Okay.

Marshall Masko:	But, really that item — the Fitness Trainer is probably geared more for the health clubs, we think because we think that’s where the most promising volume will be for this product. It’s more fitness oriented product whereas the current Compex is a more sport or higher end athlete oriented product which is more suitable for where we are now right now.

Clint Morrison:	Okay. So and then that will go, expand with the fitness training as you move into health clubs?

Marshall Masko:	That’s our plan.

Dan Gladney:	It’s correct.

Clint Morrison:	Very good. That takes (indiscernible) thanks.

Dan Gladney:	Okay.

Operator:	Thank you. Our next question comes from Ernest Andberg from Feltl and Company. Mr. Andberg, your line is now open.

Ernest Andberg:	Good Afternoon.

Male Speaker:	Hi Ernest.

Male Speaker:	Hi Ernest.

Ernest Andberg:	I don’t know where to start. But a lot of things have been covered here. How do — how do we think about where you expect the top line to go two months from now. In fiscal ‘05. You have given us a feel, broad brush on the spending lines in answer to one of the series of questions on the advertising by, but how — how do we look at the top line in your business?

Dan Gladney:	Well Ernest this is Dan. You know, as you know we haven’t given guidance yet for ‘05. All I can tell you it that, you know, our ‘05 guidance will be very heavily depended upon — you know, what we land at that time before we give guidance, what is on board in terms of retail and what we feel very comfortable about are fairly, highly confident about in terms of — you know, those that are just around the corner for us. So, you know, we will be — we will certainly be giving that guidance at our next conference call.

Ernest Andberg:	Okay. Let’s drive at a — a little differently than in your medical business, the rehab business, in the pain management. If about half of your increase is coming from BMR acquisition that says that the internal growth is running roughly around five or six — five, five and a half percent. Is there anything happening out there competitively or in the dynamics of the market place in terms of reimbursement that you expect to change in fiscal ‘05.

Mike Goodpaster:	Ernest now this is Mike Goodpaster. There is nothing going on in the reimbursement issue that should change it positively or negatively, everything should move on. Obviously we always have little obstacle and opportunities. But we are taking on more contracts all the time on the insurance side, as well as, feeling some price pressures from other carriers that all kind of balances out in the end.

Ernest Andberg:	Okay.

Male Speaker:	That — that’s Ernest, that shipped in the — in towards the group business — you know, kind of from that hire workers comp, personal injury, it’s just again a slight shift in our revenue mix that we are seeing. The group does reimburse in a lower rate than the workers comp and personal injury. Abut again, not — not anything significant that doesn’t quite balance off.

Ernest Andberg:	Okay. And Scott, would you go over again, the impact on the sales line and the increase or from the shift in mix to group?

Scott Youngstrom:	For domestic or —?

Ernest Andberg:	For — you talked about how much the shift from or two of the group payers impacted — a year reserves against sales and that will tell us how much — or give us an idea, how it’s impacting the top line and I don’t remember specifically if you have talked about the — about that expense part of the equation there, Scott.

Scott Youngstrom:	That — well, I will compare it to prior year. I think, I hope I answer your question on an even —

Ernest Andberg:	Okay.

Scott Youngstrom:	— straight me out here. What I stated was the sales credit reserve and let me explain it this way. Last year, we took 17.5 percent as the sales credit reserve against our revenue numbers domestically.

Ernest Andberg:	Okay.

Scott Youngstrom:	We have increased that this year to 19 percent. So 1.5 percent is coming off our top line if you just compared apples to apples for Mike’s medical group.

Ernest Andberg:	Okay. That’s — that’s what I was — part of what I was looking for. Has — has there been any change in the bad debt experience?

Scott Youngstrom:	Well —.

Ernest Andberg:	Part of it?

Scott Youngstrom:	We, yes. The total that we reserve Earnest against any billing we have if you will is 26 percent and you know, last year, it was 17.5 up the sales line and 8.5 percent down in bad debts.

Ernest Andberg:	Right.

Scott Youngstrom:	In totally, it goes 26.

Ernest Andberg:	Yes.

Scott Youngstrom:	This year, it’s 19, and seven. So we are still in the 26 percent mode. So we had a shift from sales credit and offset it with a reduction in our bad debt reserve.

Ernest Andberg:	Okay. And that — that just suggest that we should continue to see then, the receivable line stay a little higher than we might have expected —

Scott Youngstrom:	Correct.

Ernest Andberg:	— because of that shift.

Scott Youngstrom:	Yes.

Ernest Andberg:	Okay. Fair enough, thank you. I will get back in line.

Scott Youngstrom:	Thanks Earnest.

Operator:	Thank you Mr. Andberg. Our next question comes from Jeffrey Nixon from MCM. Mr. Nixon, your line is now open.

Jeffrey Nixon:	Okay, good afternoon.

Dan Gladney:	Hi Jeff, how are you?

Jeffrey Nixon:	Just — first of all, the four to 4.5 million of marketing expenses, does that include the big bucks we are paying Marshall and his team or is that just — you know, production, advertising time and you know, licensing fees and things like that?

Dan Gladney:	That’s everything, yeah.

Jeffrey Nixon:	That’s everything?

Dan Gladney:	Yeah.

Jeffrey Nixon:	Okay, how — and then I presume that it’s the Compex sport that’s going into the — that’s going into the TSA and to sports authority?

Dan Gladney:	No, that’s actually the Slendertone lines.

Jeffrey Nixon:	Oh, it’s the Slendertone line?

Dan Gladney:	Right.

Jeffrey Nixon:	Okay. What is — just to understand the fitness product, what — what, if the person is looking at the sports product and the fitness product, what do they give up for the cheaper price?

Dan Gladney:	Oh, in terms of the two Compex products?

Jeffrey Nixon:	Yeah, in performance, yeah. Why wouldn’t they — would just buy the cheaper one?

Dan Gladney:	The Compex sport has six programs in it and the six programs are active recovery, potentiation and then four training programs, strength, endurance, explosive strengths and resistance. The fitness trainer has three programs in it, active recovery, resistance and endurance. So what you give up especially if you are a high end athlete, you would be giving up a lot. You would be giving up the explosive strength program for all of the jumping in the (play) matrix, you would be getting up the sheer strength program and you would also be giving up potentiation which is the warm-up program. What we would essentially feel is that the three basic programs that the fitness trainer has in it, the recovery is useful to just about anybody. The endurance program is useful to people from — in a robot training standpoint. And then the resistance program is useful to people from a — both a body building and a re-toning standpoint. But you would be giving up quite a bit.

Jeffrey Nixon:	Okay, I get it. And then finally what — for the — you know, Dan, you have mentioned that there are new managers in Europe. What does — specifically do you think that the European managers that were replaced were doing wrong and needs to be done differently?

Dan Gladney:	Well I think it — I think it really kind of boils down to focus and the ability to change and right now as an example we — we did not have over there prior to — just most recently a European sales manager. So you know, by bringing in a European sales manager, that the country managers are actually going to report to that fellow and his sole purpose is to improve the top line revenue line. We — we didn’t have that strict a focus before. The way we worked before with the country managers reported into the president over in Europe and that president had lots of responsibility. He did lots of different things. So we think having somebody totally focused as we do in the United States in our medical business. We have Mike Goodpaster heads up, has all the regional managers reporting to him. Somebody everyday focused on that sales strategy, we think, it’s going to help. And then just to take a look at the country as well. The realities are, our German market prior to — prior to most recently, really heard us last year was one of the down markets and it was not producing and it hadn’t really produced in two years. So I felt that it was time to make a change there. So what I did was I brought in, what I believe was an experienced manager with proven success, somebody who came from — from the sports and fitness background who had proven that the German market, they are able to position new products and able to sell those products and manage through that effectively. So, that’s why we made that change, it was an — it was a non-performing market (indiscernible).

Jeffrey Nixon:	Yeah.

Dan Gladney:	So, in Italy we brought in, the Italian country managers because we acquired (field) sport, we didn’t own that before, we didn’t have a country manager there. So we need — we acquired it so that we can control our own destiny and put our own people in place and that’s why he was hired, okay.

Jeffrey Nixon:	Yeah.

Dan Gladney:	And in France, it was — it was not too dissimilar to Germany. Although France has been doing well, we didn’t think that we are getting the real focus there, especially in some of these new distribution arenas that we are looking at.

Jeffrey Nixon:	Yeah, okay. And then just to — and just to understand the reason that your guidance is — is sequentially higher as that you took the production cost on the commercial this quarter.

Dan Gladney:	That’s correct.

Jeffrey Nixon:	Yeah, like — because I was thinking that, that was all going to fall into next quarter. But now it’s —.

Dan Gladney:	Now there is a good chunk of those that fell in the third quarter and again — you know, medical — typically and historically always does better in the fourth quarter. So again if we look at the other two businesses, just maintaining where they were in the third quarter, our medical business will pick up and we will — we will have an incremental increase quarter to quarter.

Jeffrey Nixon:	And that assumes no change in Europe, US — the guidance?

Dan Gladney:	No change in Europe.

Jeffrey Nixon:	Sequentially.

Dan Gladney:	Yeah, correct.

Jeffrey Nixon:	Yeah, okay great, thank you.

Dan Gladney:	Thanks Jeff.

Operator:	Thank you Mr. Nixon. Our next question comes from Patrick Donohue from North Land Securities. Mr. Donohue, your line is now open.

Patrick Donohue:	Yeah, so the couple of follow-ups here, what percentage of international revenue was from medical versus consumer?

Dan Gladney:	That’s good question. Interesting enough. I just got back, I was there for a week, I was there all last week. And in the past, our revenue in Europe was typically about 10 percent of our total revenue was from medical and I what I learned last week is that now it’s upwards closer to 20 percent.

Patrick Donohue:	Okay.

Scott Youngstrom:	Okay. And if you remember, I think, it was last year we announced that we have launched a new product line into the pharmacy and medical side called medi-Compex and that has done — actually done fairly well.

Patrick Donohue:	Okay. And Scott, excluding foreign currency translations, was your profitable?

Scott Youngstrom:	It was pretty much flat.

Patrick Donohue:	Flat, okay.

Scott Youngstrom:	Yeah.

Patrick Donohue:	And why do — why was there a sequential decrease in rehabilitation revenue, I mean, in the United States?

Scott Youngstrom:	I think, I want a second. Is this from quarter to quarter?

Patrick Donohue:	Yes. Let me —.

Scott Youngstrom:	I have it here Patrick, anyway only one second.

Patrick Donohue:	Yeah, roughly Scott, one from little under five million and then this quarter went to 4.4 million.

Scott Youngstrom:	Well, I got it here. Come on, hang on. Thank you. Well, typically Patrick, if you go back a four year ago, same thing happens — our December quarter, is typically stronger than our third quarter. So a year ago, same numbers, rehabilitation products were 4.1 million and in March 31st of 2003, it — they decreased to 3.7 million.

Patrick Donohue:	Okay.

Scott Youngstrom:	This is kind of seasonality. Now, they went from 4.9 million to 4.4 million, is that what you are saying?

Patrick Donohue:	Yes.

Scott Youngstrom:	Okay.

Patrick Donohue:	Exactly. Okay, that’s fair enough. And then finally, I just — with the additional inventory that (QVC) took of the (Gimbels), what did they do with that? Did that sell through or has that been returned to you?

Scott Youngstrom:	No actually, that inventory — they never bought that inventory. That was — that was on consignment.

Patrick Donohue:	Okay.

Scott Youngstrom:	Well, that was ours. So what we did — what happened was when —

Patrick Donohue:	That’s right.

Scott Youngstrom:	— QVC, when we did receive the QVC thing moving in a direction that we wanted, we immediately began negotiating with HSM. And so we actually received that inventory back.

Patrick Donohue:	Perfect.

Scott Youngstrom:	Yeah, there was — there was not revenue recognition issues there Patrick.

Patrick Donohue:	Okay. Thank you much.

Operator:	Thank you Mr. Donohue. Our next question comes from Eric Thompson. Mr. Thompson, your line is now open.

Eric Thompson:	Thank you. With the Fergy ads in the can — who is your ad agency and how do you square the fact that she evidently hasn’t signed off on them for final and you’ve got an immediate buyer coming up within the next two or three weeks?

Marshall Masko:	That’s a good question. It’s Marshall Masko here. Our advertising agency is really our production agency that produces locally called (indiscernible) Productions. She has approved the scripts, but also in her contract, she has the right to approve the final images. So we just need to send simply the finished cut for her to give final approval to and I don’t anticipate that will be a problem. But at the same point Dan rightfully mentioned that because — you know, you never know what can happen. But I don’t anticipate, there should be a problem. She was very intimately involved in working with us in putting these together. The shoot went well. She looks great. So I think it’ll be a formality.

Eric Thompson:	Thank you.

Operator:	Thank you. Our next question comes from Ernest Andberg from Feltl and Company. Mr. Andberg, your line is now open.

Ernest Andberg:	Just quickly back on the accessories and supplies part of the equation. Overall, that was roughly flat with last year. You say that the medical part of Europe sounds like it’s going better. Can you give us — is there anything going on here in the US in the accessories or in supplies and is the rest of the problem in Europe, your accessories on the consumer product line?

Mike Goodpaster:	Yes. First of all in the medical side, this is Mike Goodpaster. Basically we have a lot of competition and pricing pressures on the insurance level. We are not losing orders, but we are having to lower our pricing because of reimbursement rates —

Ernest Andberg:	On accessories.

Mike Goodpaster:	— on accessories, right. Not on units or — price, both in rentals and purchases. And we also do a fair amount of selling at the physical therapy clinic level and the pricing competition there has become significant also which has lowered the amount of dollars being sold, not the number of orders.

Dan Gladney:	And to your point in Europe earning, yes the accessories and supplies associated with our Compex line of products has slowed because of our slowing in our Compex line.

Ernest Andberg:	Okay.

Dan Gladney:	Product line.

Ernest Andberg:	Good. That answers. Thank you.

Operator:	Thank you Mr. Andberg. Our next question comes from Greg McKinley from Dougherty. Mr. McKinley, your line is now open.

Greg McKinley:	Thanks. Just a quick follow-up. I guess, you know, you mentioned — you anticipate these emerging consumer businesses to generate 2.5 to $3 million for this full fiscal year. Did you comment or could you comment, what they generated in the third quarter?

Scott Youngstrom:	We haven’t done that quarterly Greg. Again we are just going to try to keep that to annual — annual guidance. So we are going to, you know, look at the 2 to 2.5.

Greg McKinley:	Is it 2 to 2.5, or 2.5 to 3?

Scott Youngstrom:	I’m sorry. 2.5 to 3.

Greg McKinley:	Okay.

Scott Youngstrom:	I got that mixed up with expenses of 4 to 4.5. So —

Greg McKinley:	Okay.

Scott Youngstrom:	— you’re right.

Greg McKinley:	And are you taking the same stands on the marketing spend or you are not commenting on a quarterly basis, how much you’ve specifically spend to promote them in this quarter?

Scott Youngstrom:	That’s correct.

Greg McKinley:	Okay. And just a quick refresher on the media buys that you have scheduled here. My understanding now is that certain local affiliates of major networks NBC, CBS, ABC etc. in the Chicago, LA, Indianapolis and Minneapolis markets, you’ll be buying sort of prime time spot ads for those four markets on those big networks. But there will not be any national ads on those major networks. The national ads will be focused on the ones that Marshal specifically mentioned.

Marshall Masko:	Yes. That’s right. Then the national advertising will be all cable driven access.

Greg McKinley:	Okay.

Marshall Masko:	Well, the reason that we are buying the local affiliates is we want to get a sense of how those perform for us, both in terms of generating awareness, customers marching into retail and demanding the product as well as, do we see any sales often to help amortize those costs. Assuming that goes well for us and we hope it will, then the next step would be to consider doing full network advertising on a national basis. But as you probably know, some of those spots are extremely expensive. You could spend a quarter of a million dollars on a spot fairly easily on a 30 second spot. Ours are all 60s or two minutes and we will have — 30 is longer term. But initially to introduce the campaign, 60s. So you could be talking a huge amount of money and we just don’t want to spend it unwisely. So this is our way of testing our way into that.

Greg McKinley:	Thank you.

Dan Gladney:	Thanks Greg.

Operator:	Thank you Mr. McKinley. If you wish to register a question for today’s question and the answer session, you’ll need to press “1” on your touch-tone phone. Once again, if you’d like to register yourself for a question, please press “1” on your phone. Gentlemen, at this time I am showing no further questions. Please proceed with your presentation.

Dan Gladney:	Okay. I would like to thank each of you once again for your time, your attention and your questions. We appreciate your interest in Compex Technologies and look forward to reporting our progress to you again soon. Good bye to everybody.

Operator:	Ladies and gentlemen, this concludes our conference call for today. We thank you for your participation and ask that you please disconnect your line.